Exhibit 11.1
STATEMENT REGARDING COMPUTATION OF PER SHARE EARNINGS
COMPUTATION OF PER SHARE EARNINGS
For the Years Ended December 31, 2010, 2009, and 2008
(In Thousands of Euros, Except for Per Share Amounts)

	BASIC EPS
	2010		2009		2008
Net loss per financial statements	E	(11,428)	E	(10,186)	E	(6,938)

Weighted average shares outstanding		202,059,230		195,728,698		191,949,969

Basic earnings (loss) per share	E	(.06)	E	(.05)	E	(.04)

	DILUTED EPS
	2010		2009		2008
Net loss per financial statements	E	(11,428)	E	(10,186)	E	(6,938)

Weighted average shares outstanding		202,059,230		195,728,698		191,949,969

Basic earnings (loss) per share	E	(.06)	E	(.05)	E	(.04)